Exhibit 99.1

The Neiman Marcus Group Reports Record Results Fourth Quarter Earnings Growth of 187%; Fiscal Year Earnings Growth of 87%

    DALLAS--(BUSINESS WIRE)--Sept. 7, 2004--The Neiman Marcus Group, Inc. (NYSE:NMG.A)(NYSE:NMG.B) today reported financial results for the fourth quarter and fiscal year 2004.
    For the fourth quarter of fiscal year 2004, the Company reported total revenues of $789 million compared to $703 million in the prior year. Comparable revenues increased 12.5 percent. Net earnings were $21 million, or $0.42 per diluted share, in the fourth quarter of fiscal year 2004 compared to $7 million, or $0.15 per diluted share, in the fourth quarter of fiscal year 2003, an increase of 187 percent. Excluding the impact of certain items as described below under "Other Items", adjusted earnings for the fourth quarter of fiscal year 2004 were $23 million, or $0.47 per diluted share. See the attached "Reconciliation of GAAP Net Earnings to Non-GAAP Adjusted Earnings" for the reconciliation of adjusted earnings and the Company's statements regarding the use of this non-GAAP financial measure.
    For fiscal year 2004, total revenues were $3.55 billion compared to $3.10 billion in the prior year. Comparable revenues increased 14.0 percent for fiscal year 2004. Net earnings for fiscal year 2004 were $205 million, or $4.19 per diluted share, compared to $109 million, or $2.29 per diluted share, for fiscal year 2003, which represents an increase of 87 percent. Adjusted earnings for fiscal year 2004 were $200 million, or $4.09 per diluted share, compared to adjusted earnings of $124 million, or $2.60 per diluted share, for the prior year, which is an increase of 61 percent. Adjusted earnings for fiscal year 2004 and 2003 exclude the impact of certain items as described below under "Other Items".
    "I am extremely pleased with our fourth quarter and fiscal year 2004 performance. We exceeded many historical milestones this year by maintaining our long-term commitment to quality, fashion leadership and outstanding customer service," said Burton M. Tansky, President and Chief Executive Officer. "In addition, our intense focus on full-price selling, inventory management and expense control resulted in record sales and earnings for the fourth quarter and fiscal year 2004."
    Mr. Tansky further added, "Our strong operating results, coupled with our disciplined asset management, allowed us to continue to strengthen our balance sheet as highlighted by the significant increase in our cash balances. The financial strength of the Company provides us with the flexibility to pursue initiatives and strategies that will further enhance our position with the affluent customer and increase the value to our shareholders."

    Business Segments

    Fourth quarter revenues for the Specialty Retail Stores segment, which consists of Neiman Marcus Stores and Bergdorf Goodman, were $641 million compared to $577 million in the previous year. Total revenues for the fourth quarter of fiscal year 2004 compared to last year increased 10.0 percent and 20.3 percent at Neiman Marcus Stores and Bergdorf Goodman, respectively. Comparable store revenues increased
10.2 percent at Neiman Marcus Stores for the fourth quarter of fiscal year 2004. Fourth quarter operating earnings for the Specialty Retail Stores segment were $31 million compared to $12 million in the prior year.
    Fiscal year 2004 revenues for the Specialty Retail Stores segment, were $2.87 billion compared to $2.52 billion in the previous year. Total revenues for fiscal year 2004 compared to last year increased
12.6 percent and 22.2 percent at Neiman Marcus Stores and Bergdorf Goodman, respectively. Comparable store revenues increased 12.0 percent at Neiman Marcus Stores for fiscal year 2004. Fiscal year 2004 operating earnings for the Specialty Retail Stores segment were $311 million compared to $198 million in the prior year.
    Neiman Marcus Direct, the Company's direct marketing division, reported fourth quarter fiscal year 2004 revenues of $125 million compared to $105 million in the previous year. Operating earnings for Neiman Marcus Direct were $16 million in the fourth quarter compared to $10 million a year ago.
    Neiman Marcus Direct reported fiscal year 2004 revenues of $571 million compared to $493 million in the previous year. Operating earnings for Neiman Marcus Direct were $61 million in fiscal year 2004 compared to $46 million a year ago.
    The Company's Other segment includes the operations of the Kate Spade and Laura Mercier brands and corporate expenses.

    Other Items

    In the fourth quarter of fiscal year 2004, the Company recorded a pretax charge of approximately $3.9 million for the impairment of the Chef's Catalog trade name.
    In the second quarter of fiscal year 2004, the Company recorded approximately $7.5 million for the impact of favorable settlements associated with previous tax filings.
    In the first quarter of fiscal year 2003, the Company adopted the provisions of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets". Based upon the valuation results of its third party appraisal experts, the Company recorded a pretax charge of approximately $24 million in the first quarter of fiscal year 2003 as a result of implementing the fair value model of the new accounting standard.
    A live webcast of the conference call on earnings can be accessed through the Investor Information section of the Neiman Marcus Group website at www.neimanmarcusgroup.com on Tuesday, September 7, 2004 beginning at 3:30 p.m. Central Daylight Time. Following the live broadcast, interested parties may replay the webcast by accessing this website. To access financial information that will be presented during the call, please visit the Investor Information section of the Neiman Marcus Group website at www.neimanmarcusgroup.com.

    From time to time, the Company may make statements that predict or forecast future events or results, depend on future events for their accuracy or otherwise contain "forward-looking information." These statements are made based on management's expectations and beliefs concerning future events and are not guarantees of future performance.
    The Company cautions readers that actual results may differ materially as a result of various factors, some of which are beyond its control, including but not limited to: political or economic conditions; terrorist activities in the United States or escalation in the international war on terrorism; disruptions in business at the Company's stores, distribution centers or offices; changes in consumer confidence resulting in a reduction of discretionary spending on goods that are, or are perceived to be, "luxuries"; changes in demographic or retail environments; changes in consumer preferences or fashion trends; competitive responses to the Company's marketing, merchandising and promotional efforts and/or inventory liquidations by vendors or other retailers; changes in the Company's relationships with key customers; delays in the receipt of merchandise ordered by the Company due to work stoppages and/or other causes of delay in connection with either the manufacture or shipment of such merchandise; seasonality of the retail business; adverse weather conditions, particularly during peak selling seasons; delays in anticipated store openings and renovations; natural disasters; significant increases in paper, printing and postage costs; litigation that may have an adverse effect on the Company's financial results or reputation; changes in the Company's relationships with designers, vendors and other sources of merchandise; the financial viability of the Company's designers, vendors and other sources of merchandise; the design and implementation of new information systems or enhancement of existing systems; changes in foreign currency exchange rates; impact of funding requirements related to the Company's noncontributory defined benefit pension plan; changes in the Company's relationships with certain of key sales associates; changes in key management personnel; changes in the Company's proprietary credit card arrangement that adversely impact its ability to provide consumer credit; or changes in government or regulatory requirements increasing the Company's cost of operations.
    These and other factors that may adversely effect the Company's future performance or financial condition are contained in its Annual Report in Form 10-K and other reports filed with and available from the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.



                     THE NEIMAN MARCUS GROUP, INC.
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                              (UNAUDITED)

(in thousands)                                  July 31,    August 2,
                                                  2004        2003
                                               ----------- -----------
ASSETS
-----------------------------------------------
Current assets:
   Cash and cash equivalents                   $  368,367  $  206,950
   Undivided interests in NMG Credit Card
    Master Trust                                        -     243,145
   Accounts receivable                            551,687      22,595
   Merchandise inventories                        720,277     687,062
   Other current assets                            65,835      86,369
                                               ----------- -----------
      Total current assets                      1,706,166   1,246,121
                                               ----------- -----------

Property and equipment, net                       693,772     674,185
Other assets                                      145,812     114,124
                                               ----------- -----------
Total assets                                   $2,545,750  $2,034,430
                                               =========== ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
-----------------------------------------------
Current liabilities:
   Accounts payable                            $  289,282  $  262,909
   Accrued liabilities                            286,833     266,259
   Notes payable and current maturities of
    long-term liabilities                           1,563       1,241
   Current portion of borrowings under Credit
    Card Facility                                 150,000           -
                                               ----------- -----------
      Total current liabilities                   727,678     530,409
                                               ----------- -----------

Long-term liabilities:
   Notes and debentures                           249,757     249,733
   Borrowings under Credit Card Facility           75,000           -
   Other long-term liabilities                    112,455     108,234
                                               ----------- -----------
      Total long-term liabilities                 437,212     357,967
                                               ----------- -----------

Minority interest                                  10,298       8,206

Total shareholders' equity                      1,370,562   1,137,848
                                               ----------- -----------
Total liabilities and shareholders' equity     $2,545,750  $2,034,430
                                               =========== ===========




                     THE NEIMAN MARCUS GROUP, INC.
                  CONSOLIDATED STATEMENTS OF EARNINGS
                              (UNAUDITED)

                        Fourth Quarter Ended      Fiscal Year Ended
                       ----------------------- -----------------------
(in thousands, except    July 31,   August 2,    July 31,   August 2,
 per share data)          2004        2003        2004        2003
                       ----------- ----------- ----------- -----------

Revenues                $ 788,994  $  702,656  $3,545,559  $3,098,124
Cost of goods sold
 including buying and
 occupancy costs          552,257     501,357   2,321,110   2,073,579
Selling, general and
 administrative
 expenses                 194,534     184,670     875,360     802,435
Impairment charge           3,853           -       3,853           -
                       ----------- ----------- ----------- -----------

Operating earnings         38,350      16,629     345,236     222,110

Interest expense, net       4,107       4,087      15,923      16,270
                       ----------- ----------- ----------- -----------

Earnings before
 income taxes,
 minority interest
 and change in
 accounting principle      34,243      12,542     329,313     205,840
Income taxes               13,356       4,828     120,932      79,248
                       ----------- ----------- ----------- -----------

Earnings before
 minority interest
 and change in
 accounting principle      20,887       7,714     208,381     126,592
Minority interest in
 net earnings of
 subsidiaries                (300)       (542)     (3,549)     (2,488)
                       ----------- ----------- ----------- -----------

Earnings before
 change in accounting
 principle                 20,587       7,172     204,832     124,104

Change in accounting
 principle -
 writedown of
 intangible assets,
 net of taxes                   -           -           -     (14,801)
                       ----------- ----------- ----------- -----------

Net earnings            $  20,587  $    7,172  $  204,832  $  109,303
                       =========== =========== =========== ===========

Weighted average
 number of common and
 common equivalent
 shares outstanding:
      Basic                48,201      47,355      47,997      47,462
                       =========== =========== =========== ===========
      Diluted              49,074      47,862      48,873      47,795
                       =========== =========== =========== ===========

Basic earnings per
 share:
   Earnings before
    effect of change in
    accounting
    principle           $    0.43  $     0.15  $     4.27  $     2.61
   Change in
    accounting
    principle                   -           -           -       (0.31)
                       ----------- ----------- ----------- -----------
   Basic earnings per
    share               $    0.43  $     0.15  $     4.27  $     2.30
                       =========== =========== =========== ===========

Diluted earnings per
 share:
   Earnings before
    effect of change
    in accounting
    principle           $    0.42  $     0.15  $     4.19  $     2.60
   Change in
    accounting
    principle                   -           -           -       (0.31)
                       ----------- ----------- ----------- -----------
   Diluted earnings
    per share           $    0.42  $     0.15  $     4.19  $     2.29
                       =========== =========== =========== ===========




                     THE NEIMAN MARCUS GROUP, INC.
                         OTHER OPERATING DATA
                              (UNAUDITED)

SEGMENTS:                  Fourth Quarter Ended    Fiscal Year Ended
                           --------------------- ---------------------
(in millions)               July 31,  August 2,   July 31,  August 2,
                              2004       2003       2004       2003
                           ---------- ---------- ---------- ----------
REVENUES:
Specialty Retail Stores     $    641  $     577  $   2,871  $   2,525
Direct Marketing                 125        105        571        493
Other (1)                         23         21        104         80
                           ---------- ---------- ---------- ----------
Total                       $    789  $     703  $   3,546  $   3,098
                           ========== ========== ========== ==========

OPERATING EARNINGS:
Specialty Retail Stores     $     31  $      12  $     311  $     198
Direct Marketing                  16         10         61         46
Other (1)                         (5)        (5)       (23)       (22)
Impairment and other
 charges                          (4)         -         (4)         -
                           ---------- ---------- ---------- ----------
Total                       $     38  $      17  $     345  $     222
                           ========== ========== ========== ==========


OTHER DATA:                Fourth Quarter Ended   Fiscal Year Ended
                           -------------------- ----------------------
(in millions)               July 31,  August 2,  July 31,   August 2,
                              2004       2003      2004       2003
                           ---------- --------- ----------- ----------
Capital Expenditures        $     37  $     19   $    118    $   100
Depreciation and
 Amortization                     25        21         94         79

(1) Other includes the results of operations of Kate Spade LLC, Gurwitch Products, LLC and corporate expenses.


    PRESENTATION OF ACCOUNTS RECEIVABLE:

    A reconciliation of the outstanding balance of the Company's accounts receivable to the balances recorded by the Company at July 31, 2004 and August 2, 2003 is as follows:



                                      July 31,    August 2,
                                        2004        2003
                                   -----------  -----------
(in millions)
Credit card receivables            $      526   $      468
Less: Sold Interests originally
 qualifying for
  Off-Balance Sheet Accounting              -         (225)
                                   -----------  -----------
                                          526          243
Other receivables                          26           23
                                   -----------  -----------
Total accounts receivable          $      552   $      266
                                   ===========  ===========


    At the end of the fourth quarter of fiscal year 2004, the Company's entire credit card portfolio was included in accounts receivable in its condensed consolidated balance sheet and the $225 million repayment obligation was shown as a liability.



                     THE NEIMAN MARCUS GROUP, INC.
   RECONCILIATION OF GAAP NET EARNINGS TO NON-GAAP ADJUSTED EARNINGS
                              (UNAUDITED)

                             Fourth Quarter Ended   Fiscal Year Ended
                             --------------------- -------------------
(in thousands, except per     July 31,  August 2,  July 31,  August 2,
 share data)                    2004       2003      2004      2003
                             ---------- ---------- --------- ---------

Net earnings (GAAP)           $ 20,587  $   7,172  $204,832  $109,303
   Effect of favorable tax
    settlements (1)                  -          -    (7,500)        -
   Impairment charge, net of
    taxes (2)                    2,350          -     2,350         -
   Change in accounting
    principle (3)                    -          -         -    14,801
                             ---------- ---------- --------- ---------
Adjusted earnings (Non-GAAP)  $ 22,937  $   7,172  $199,682  $124,104
                             ========== ========== ========= =========

Diluted earnings per share
 (GAAP)                       $   0.42  $    0.15  $   4.19  $   2.29
   Effect of favorable tax
    settlements (1)                  -          -     (0.15)        -
   Impairment charge, net of
    taxes (2)                     0.05          -      0.05         -
   Change in accounting
    principle (3)                    -          -         -      0.31
                             ---------- ---------- --------- ---------
Adjusted earnings per share
 (Non-GAAP)                   $   0.47  $    0.15  $   4.09  $   2.60
                             ========== ========== ========= =========

(1) In the second quarter of fiscal year 2004, the Company recorded approximately $7.5 million for the impact of favorable settlements associated with previous tax filings.

(2) In the fourth quarter of fiscal year 2004, the Company recorded a pretax charge of approximately $3.9 million for the impairment of the Chef's Catalog trade name.

(3) In the first quarter of fiscal year 2003, the Company adopted the provisions of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets". Based upon the valuation results of its third party appraisal experts, the Company recorded a pretax charge of approximately $24 million in the first quarter of fiscal year 2003 as a result of implementing the fair value model of the new accounting standard.


    The Neiman Marcus Group, Inc. believes reporting adjusted earnings is a more accurate representation of the Company's on-going economic performance and therefore uses adjusted earnings internally to evaluate and manage the Company's operations. The Neiman Marcus Group, Inc. has chosen to provide this information to investors to enable them to perform more meaningful comparisons of operating results and as a means to emphasize the results of on-going operations. Adjusted earnings should be considered in addition to, not as a substitute for, the Company's other measures of financial performance reported in accordance with generally accepted accounting principles.

    CONTACT: The Neiman Marcus Group, Inc.
             James E. Skinner, 214-743-7625
             or
             Stacie Shirley, 214-757-2967